Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS APPOINTS SAMUEL L. BARKER, PH.D., TO BOARD OF DIRECTORS

Berkeley Heights, NJ, September 11, 2014 - Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP) (“Cyclacel” or the “Company”) announced today the appointment of Samuel L. Barker, Ph.D., to its Board of Directors.

“We are very pleased to have Dr. Sam Barker join the Board of Directors of Cyclacel. His strategic outlook and experience in marketing and commercialization of novel therapeutics further adds to the strength of our Board,” said David U’Prichard, Ph.D, Chairman of the Board of Cyclacel. “Sam’s experience as a senior business leader in the global pharmaceutical industry will be very valuable as we advance our business strategy.”

Dr. Barker has more than 40 years of experience in senior executive positions in the pharmaceutical industry where he played a significant role in the commercialization and success of several important pharmaceuticals including Taxol®, Capoten®, Glucophage® and Pravachol®. His previous roles include co-founder of Clearview Projects, Inc., a provider of partnering and transaction services to biopharmaceutical companies, serving as its President and Chief Executive Officer from 2003 to 2004. Previously, Dr. Barker spent over 30 years at Bristol-Myers Squibb Company where he held positions in research and development, manufacturing, business development, sales and marketing, operations planning and general management. After the merger of Bristol-Myers and Squibb in 1989, he served as the President of Intercontinental Commercial Operations at Bristol-Myers Squibb Pharmaceutical Group. From 1992 to 1998, he served as President of the United States Pharmaceuticals Group and from 1998 until retiring in May 1999, he served as Executive President, Worldwide Franchise Management and Strategy.

“We welcome Dr. Sam Barker, a highly regarded figure in our industry, to our Board as an independent director,” said Spiro Rombotis, President and Chief Executive Officer of Cyclacel. “In addition to his extensive business experience in drug development and commercialization, Sam adds high-level transaction expertise to our Board. We look forward to working with him in realizing the value of Cyclacel’s pipeline.”

“I am excited to join Cyclacel’s Board of Directors at an important moment in the Company’s history,” said Samuel L. Barker, Ph.D. “Cyclacel’s pipeline includes the late stage program around sapacitabine in hematological malignancies and multiple oncology programs around the Company’s kinase inhibitor portfolio, including CDK inhibitors, a class with rising visibility in the pharmaceutical industry.”

Dr. Barker currently serves on the Board of Directors of Lexicon Pharmaceuticals, Inc., a public biotechnology company and served as chairman from 2005-2012. He received his B.S. in Biology from Henderson State College, his M.S. in Health Physics from the University of Arkansas and his Ph.D. in Radiobiology from Purdue University.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious diseases. Sapacitabine, Cyclacel’s most advanced product candidate, is the subject of SEAMLESS, a Phase 3 trial being conducted under an SPA with the FDA as front-line treatment for acute myeloid leukemia (AML) in the elderly, and other studies for myelodysplastic syndromes (MDS), chronic lymphocytic leukemia (CLL) and solid tumors including breast, lung, ovarian and pancreatic cancer and in particular those carrying gBRCA mutations. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.

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www.cyclacel.com – info@cyclacel.com

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts for Cyclacel Pharmaceuticals, Inc.

Company: Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com

Investor Relations: Russo Partners LLC, Robert Flamm, (212) 845-4226, robert.flamm@russopartnersllc.com

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